Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form F-1 of our report dated December 21, 2022, with respect to our audits of the consolidated financial statements of YanGuFang International Group Co., Ltd. for the years ended June 30, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 1, 2023